Exhibit 99.1

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: September 17, 2007

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces Third Quarter Distribution

Louisville, KY (September 17, 2007) (AMEX: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that the board of directors of its managing general partner, NTS Realty Capital, Inc., approved a quarterly distribution of $0.10 per limited partnership unit to limited partners of record at the close of business on September 28, 2007. The distribution will be paid on October 16, 2007. A spokesperson for the Company indicated that, “Typically, distributions to our limited partners are made from net income generated by our properties. As a result of increased real estate and franchise taxes on certain of the Company’s properties and legal expenses necessary to conclude the class action litigation involving the Company and its predecessors, among others, the amount of the Company’s fourth quarter 2007 distribution may be lower than the corresponding distribution in 2006. We estimate that the increased real estate and franchise taxes and legal expenses, in the aggregate, amount to approximately $0.10 per unit.” The spokesperson also indicated that, “The amount of any future distributions will be subject to the performance of the Company’s properties, its potential acquisitions and dispositions, the need for cash reserves and other factors. In addition, the actual amount and timing of all future distributions must be approved by the managing general partner’s board of directors.”

About NTS Realty Holdings Limited Partnership
The Company directly, or as a tenant in common with unaffiliated co-owners, currently owns thirty properties, comprised of twelve multifamily properties, fourteen office buildings and business centers, three retail properties and one ground lease. The properties are located in and around Louisville and Lexington, Kentucky, Nashville, Tennessee, Richmond, Virginia, Fort Lauderdale, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the American Stock Exchange under the trading symbol “NLP.”

Safe Harbor Under the Private Securities Litigation Reform Act of 1995
This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and

– more –

performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on March 29, 2007, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

– ### –